Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mike Van Handel Manpower Inc. +1.414.906.6305 michael.vanhandel@manpower.com

Manpower Inc. Announces New Share Repurchase Program and

Completion of Current Repurchase Program

MILWAUKEE, WI, USA, August 27, 2007 - On August 27, 2007 the Board of Directors of Manpower Inc. (NYSE:MAN) approved a new share repurchase program, which gives the Company the ability to repurchase up to 5 million shares, not to exceed an aggregate purchase price of $400 million, of its issued and outstanding common stock.  Purchases under this program may be made from time to time in open market or privately negotiated transactions.  Common stock acquired through the repurchase program will be available for general corporate purposes.

The Company also announced that it has completed the repurchase program previously authorized in October 2006.  The total amount repurchased under this authorization was 4.4 million shares for a total of $325 million.  All repurchases under the October 2006 program were made during 2007.

“Manpower is committed to creating value for our shareholders,” said Jeffrey A. Joerres, Manpower Chairman and CEO.  “This authorization allows us to return excess cash to our shareholders in an efficient manner while continuing to support strong business growth and maintaining our financial flexibility.”

Additional financial information about Manpower Inc., including stock history, dividend history and annual shareholder reports, can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

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Manpower Inc. • P.O. Box 2053 • 5301 N. Ironwood Rd., Milwaukee, WI  53201 • USA • Phone +1.414.961.1000 • www.manpower.com